UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 1, 2003

NUI Corporation
(Exact Name of Registrant as Specified in its Charter)

New Jersey
(State or Other Jurisdiction of Incorporation)

001-6385	22-3708029
(Commission File Number)	(I.R.S. Employer Identification)

550 Route 202-106, P. O. Box 760, Bedminster, New Jersey  07921-0760
(Address of Principal Executive Offices including zip code)

(908) 781-0500
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or former Address, if Changed Since Last Report)

Item 5.     Other Items

On April 1, 2003, NUI Corporation (the "Company") entered into an amendment to the Note Purchase Agreement between the Company and the Senior Noteholders party thereto and an amendment to the Credit Agreement between the Company and its bank group (the "Lenders").  Such amendments resolve the Company's technical default under the Note Purchase Agreement, as previously described in the Company's Quarterly Report on Form 10-Q for the period ended December 31, 2002 (the "Form 10-Q").  Such amendments have been entered into in connection with the waiver obtained by the Company from the Senior Noteholders relating to the technical default.

The amendment to the Note Purchase Agreement provides for, among other things, (1) an increase of 0.50 percent per annum, effective April 1, 2003, in the interest rate payable under each series of the outstanding Senior Notes from 6.60 percent to 7.1 percent per annum on the Series A Senior Notes due August 20, 2006; from 6.884 percent to 7.384 percent per annum on the Series B Senior Notes due August 20, 2008; from 6.884 percent to 7.384 percent per annum on the Series C Senior Notes due August 20, 2011; and from 7.29 percent to 7.79 percent per annum on the Series D Senior Notes due August 20, 2011; (2) the establishment of a covenant requiring the company to maintain a level of consolidated debt to consolidated assets of no greater than 50 percent, (3) a guarantee of each series of the outstanding Senior Notes by certain of the Company's subsidiaries and (4) the execution by the Senior Noteholders and the Lenders of an inter-creditor agreement.

            As previously disclosed in the Form 10-Q, the Company was required to obtain the consent of the Lenders to the amendment to the Note Purchase Agreement.  In return for such consent, the Company agreed to an amendment to the Credit Agreement pursuant to which it agreed to an increase in the weighted average interest rate payable on amounts outstanding thereunder from 3.465 percent to 4.09 percent per annum.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUI CORPORATION

By: /S/ James R. Van Horn
James R. Van Horn
Chief Administrative Officer, General Counsel and Secretary

Date:  April 3, 2003